EXHIBIT 99.2

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International Paper Co. (ticker: IP, exchange: New York Stock
Exchange) News Release - Monday, June 19, 2000
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International Paper Completes Exchange Offer for Champion
International


PURCHASE, N.Y., June 19/PRNewswire/ --
International Paper (NYSE:IP) announced today it has completed its exchange offer for Champion International (NYSE: CHA).

When the offer expired at midnight on Friday, June 16, approximately 92 million Champion shares had been tendered, including approximately 6.2 million tendered pursuant to notice of guaranteed delivery, representing over 94 percent of the total outstanding shares. International Paper is paying $50 in cash and
 .7073 shares of IP common stock for each Champion share tendered. The merger is expected to be completed tomorrow.

International Paper reached a definitive merger agreement with Champion on May 12 after UPM-Kymmene withdrew from the bidding.
IP launched its exchange offer on May 19.

International Paper
(www.internationalpaper.com) is the world's largest paper and forest products company. Businesses include printing papers, packaging, building materials, chemical products and distribution. As the largest private landowner in the U.S., the company manages its forests under the principles of the Sustainable Forestry Initiative (SFI(SM)) program, a system that ensures the perpetual growing and harvesting of trees while protecting wildlife, plants, soil, air and water quality. Headquartered in the U.S. at Purchase, N.Y., International Paper has operations in nearly 50 countries, employs more that 117,000 people and exports its products to more than 130 nations. SOURCE International Paper.

CONTACT: Jack Cox, media, 914-397-1952, or Carol Tutundgy, investors, 914-397-1632, or Rochelle Weitzner, investors, 914-397-1623, all of International Paper/

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